THE PRUDENTIAL SERIES FUND, INC.


                              SUBADVISORY AGREEMENT

      This Agreement, dated _____________, 2000, supersedes the agreement made as of the 1st day of May, 1999, between The Prudential Insurance Company of America (the "Prudential"), a New Jersey insurance company and Pacific Investment Management Company LLC (the "Adviser"), a Delaware limited liability company.

      WHEREAS, Prudential entered into a management agreement (the "Management Agreement") with The Prudential Series Fund, Inc. (the "Fund"), a Maryland corporation and a diversified open-end management investment company registered under the Investment Company Act of 1940 (the "1940 Act"), pursuant to which the Manager acts as manager of the Fund; and

      WHEREAS, shares of the Fund are divided into separate series or portfolios, each of which is established pursuant to a resolution of the Directors of the Fund, and the Directors may from time to time terminate such portfolios or establish and terminate additional portfolios; and

      WHEREAS, Prudential has retained the Adviser to provide investment advisory services to the Diversified Conservative Growth Portfolio of the Fund (the "DCG Portfolio") and now Prudential's subsidiary, Prudential Investments Fund Management LLC (the "Manager"), a New York limited liability company, wishes to retain Adviser to provide investment advisory services to the SP PIMCO Total Return Portfolio and the SP PIMCO High Yield Portfolio as well as to the DCG Portfolio of the Fund (collectively, the "Portfolios") in connection with the management of the Fund and to manage such portion of the Portfolios as the Manager shall from time to time direct, and the Adviser is willing to render such investment advisory services; and

      WHEREAS, with respect to the DCG Portfolio, this Agreement once executed will supersede the existing agreement between Prudential and PIMCO concerning the DCG Portfolio; and



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      NOW, THEREFORE, the Parties agree as follows:

            1. (a) Subject to the supervision of the Manager and of the Directors of the Fund, the Adviser shall manage investment operations of the Portfolios as the Manager shall direct and shall manage the composition of the Portfolios, including the purchase, retention and disposition thereof, in accordance with each Portfolio's investment objective, policies and restrictions as stated in the Prospectus (such Prospectus and Statement of Additional Information as currently in effect and as amended or supplemented from time to time being herein called the "Prospectus") as delivered to the Adviser from time to time by the Manager and subject to the following understandings:

            (i) The Adviser shall provide supervision of each Portfolio's investments and determine from time to time what investments and securities will be purchased, retained, sold or loaned by the Portfolio, and what portion of the assets it manages will be invested or held uninvested as cash.

            (ii) In the performance of its duties and obligations under this Agreement, the Adviser shall act in conformity with the Agreement and Articles of Incorporation, By-Laws and Prospectus of the Fund and each Portfolio as provided to the Adviser by the Manager and with the written instructions and directions of the Manager and of the Directors of the Fund and will conform to and comply with the requirements of the 1940 Act, the Internal Revenue Code of 1986, as amended (including the diversification requirements of section 817(h) of the Code), and all other applicable federal and state laws and regulations.

            (iii) The Adviser shall determine the securities and futures commodities or other assets to be purchased or sold by each Portfolio and will place orders pursuant to its determination with or through such persons, brokers, dealers or futures commission merchants (including but not limited to Prudential Securities


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

      Incorporated) to carry out the policy with respect to brokerage as set forth in the Fund's Registration Statement and Prospectus or as the Directors may direct from time to time. In providing each Portfolio with investment supervision, it is recognized that the Adviser will give primary consideration to securing the most favorable price and best execution. Within the framework of this policy, the Adviser may consider the financial responsibility, research and investment information and other services provided by brokers, dealers or futures commission merchants who may effect or be a party to any such transaction or other transactions to which the Adviser's other clients may be a party. It is understood that Prudential Securities Incorporated may be used as broker for securities transactions but that no formula has been adopted for allocation of each Portfolio's investment transaction business. It is also understood that it is desirable for the Fund that the Adviser have access to supplemental investment and market research and security and economic analysis provided by brokers or futures commission merchants who may execute brokerage transactions at a higher cost to the Fund than may result when allocating brokerage to other brokers on the basis of seeking the most favorable price and best execution. Therefore, the Adviser is authorized to place orders for the purchase and sale of securities and commodities or other assets for each Portfolio with such brokers or futures commission merchants, subject to review by the Directors from time to time with respect to the extent and continuation of this practice. It is understood that the services provided by such brokers or futures commission merchants may be useful to the Adviser in connection with the Adviser's services to other clients.

            On occasions when the Adviser deems the purchase or sale of a security, commodity or other asset to be in the best interest of one Portfolio as well as other clients of the Adviser, the Adviser, to the extent permitted by applicable laws and regulations, may, but shall be under no obligation to, aggregate the securities,


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

      commodities or other assets to be sold or purchased in order to obtain the most favorable price or lower brokerage commissions and best execution. In such event, allocation of the securities, commodities or other assets so purchased or sold, as well as the expenses incurred in the transaction, will be made by the Adviser in the manner the Adviser considers to be the most equitable and consistent with its fiduciary obligations to the Fund, the Portfolios, and such other clients.

            (iv) The Adviser shall maintain all books and records with respect to the portfolio transactions required by subparagraphs (b)(5), (6), (7),
      (9), (10) and (11) and paragraph (f) of Rule 31a-1 under the 1940 Act and shall render to the Directors such periodic and special reports as the Board may reasonably request.

            (v) The Adviser shall provide the Fund's custodian (the "Custodian") on each business day with information relating to all transactions concerning each Portfolio's assets it manages and shall provide the Manager with such information upon request of the Manager. The Adviser shall reconcile its records of each Portfolio's securities and cash managed by the Adviser with statements provided by the Custodian at least once each month. The Adviser shall provide the Manager with a written report on each such reconciliation, including information on any material discrepancies noted and actions taken by the Adviser in response thereto, by the tenth business day of the following month.

            (vi) The investment management services provided by the Adviser hereunder are not exclusive, and the Adviser shall be free to render similar services to others.

            (b) Services to be furnished by the Adviser under this Agreement may be furnished through the medium of any of its partners, officers or employees.

            (c) The Adviser shall keep each Portfolio's books and records required to be maintained by the Adviser pursuant to paragraph 1(a)(iv) hereof and shall timely furnish to the Manager all information relating to the Adviser's services hereunder needed by the


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

Manager to keep the other books and records of the Fund required by Rule 31a-1 under the 1940 Act. The Adviser agrees that all records which it maintains for each Portfolio are the property of the Fund, and the Adviser will surrender promptly to the Fund any of such records upon the Fund's request. The Adviser further agrees to preserve for the periods prescribed by Rule 31a-2 under the 1940 Act any such records as are required to be maintained by it pursuant to paragraph 1(a) hereof.

            (d) The Adviser agrees to maintain adequate compliance procedures to ensure its compliance with the 1940 Act, the Investment Advisers Act of 1940 ("Advisers Act") and other applicable state and federal laws and regulations.

            (e) The Adviser shall furnish to the Manager copies of all records prepared in connection with (i) the performance of this Agreement and (ii) the maintenance of reports prepared in accordance with the compliance procedures maintained pursuant to paragraph 1(d) hereof as the Manager may reasonably request.

            (f) The Adviser shall furnish to the Manager, within 15 days after the end of each calendar quarter, a report detailing (i) the average annual total return of each Portfolio for the preceding quarter and for the preceding 1, 5 and 10 year periods (the "Portfolio Return"); and (ii) a comparison of the Portfolio Return with the return of an appropriate securities index and with an appropriate mutual fund peer group.

            (g) At least once annually, the Adviser, at its expense, shall require its representative for the Portfolios to make a presentation at such regular or special meeting of the Fund's Board that the Fund may convene.

      2. The Manager shall continue to have responsibility for all services to be provided to each Portfolio pursuant to the Management Agreement and shall oversee and review the Adviser's performance of its duties under this Agreement.

      3. For each Portfolio, the Manager shall compensate the Adviser for the services provided and the expenses assumed pursuant to this Subadvisory Agreement at the annual


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rate of .25 of 1% of the average daily net assets of the portion of each
Portfolio managed by the Adviser. This fee will be computed daily and paid quarterly.

      4. The Adviser shall not be liable for any error of judgment or for any loss suffered by a Portfolio, the Fund or the Manager in connection with the matters to which this Agreement relates, except a loss resulting from willful misfeasance, bad faith or gross negligence on the Adviser's part in the performance of its duties or from its reckless disregard of its obligations and duties under this Agreement.

      5. This Agreement shall continue in effect for a period of more than two years from the date hereof only so long as such continuance is specifically approved at least annually in conformity with the requirements of the 1940 Act; provided, however, that this Agreement may be terminated by the Fund at any time, without the payment of any penalty, by the Directors or by vote of a majority of the outstanding voting securities (as defined in the 1940 Act) of a Portfolio, or by the Manager or the Adviser at any time, without the payment of any penalty, on not more than 60 days' nor less than 30 days' written notice to the other party. This Agreement shall terminate automatically in the event of its assignment (as defined in the 1940 Act) or upon the termination of the Management Agreement. Adviser shall promptly notify Manager in the event that there is a change in the directors of Adviser that may constitute an assignment of this Agreement.

      6. Nothing in this Agreement shall limit or restrict the right of any of the Adviser's directors, officers or employees to engage in any other business or to devote his or her time and attention in part to the management or other aspects of any business, whether of a similar or dissimilar nature, nor limit the Adviser's right to engage in any other business or to render services of any kind to any other corporation, firm, individual or association.

      7. During the term of this Agreement, the Manager agrees to furnish the Adviser at its principal office all prospectuses, proxy statements, reports to shareholders, sales literature or other material prepared for distribution to shareholders of the Fund or the public,


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

which refer to the Adviser in any way; provided, however, that any such item which describes or characterizes the Adviser's investment process with respect to a Portfolio, the names of any of its clients (other than the Fund or advisory clients of the Manager and its affiliates) or any of its performance results shall be furnished to the Adviser by first class or overnight mail, facsimile transmission equipment or hand delivery prior to use thereof, and such item shall not be used if the Adviser reasonably objects to such use in writing within twenty-four (24) hours (or such other time as may be mutually agreed) after receipt thereof (provided, however, that if such item is not received by the Adviser during normal business hours on a business day, such period shall end twenty-four (24) hours after the start of normal business hours on the next succeeding business day).

      8. Any written notice required by or pertaining to this Agreement shall be personally delivered to the party for whom it is intended, at the address stated below, or shall be sent to such party by prepaid first class mail or facsimile.

      If to Prudential: The Prudential Series Fund Inc.
                        3 Gateway Center, 4th Floor
                        Newark, NJ  07102-4077
                        Fax:  (973) 367-8064
                        Attention: General Counsel

     If to the Adviser: Pacific Investment Management Company LLC
                        840 Newport Center Drive, Suite 300
                        Newport Beach, CA  92660
                        Fax:  (949) 720-1376
                        Attention: Tamara J. Arnold, Executive Vice President cc: Chief Administrative Officer

10. This Agreement may be amended by mutual consent, but the consent of the Fund must be obtained in conformity with the requirements of the 1940 Act. THIS AGREEMENT SHALL BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.



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11.   Miscellaneous.
      --------------

(a) Concurrently with the execution of this Agreement, the Adviser is delivering to the Manager a copy of Part II of its Form ADV, as revised, on file with the Securities and Exchange Commission. Manager acknowledges receipt of such copy.

(b) The Adviser's investment authority shall include the authority to purchase, sell, cover open positions, and generally deal in financial futures contracts and options thereon, in accordance with each Portfolio's investment objective, policies, and restrictions as stated in the Prospectus. Manager will (i) open and maintain brokerage accounts for financial futures and options (such accounts hereinafter referred to as "brokerage accounts") on behalf of and in the name of each of the Portfolios and (ii) execute for and on behalf of the Portfolios, standard customer agreements with a broker or brokers. The Adviser may, using such of the securities and other property in the Portfolios as the Adviser deems necessary or desirable, direct the custodian to deposit on behalf of the Portfolios, original and maintenance brokerage deposits and otherwise direct payments of cash, cash equivalents and securities and other property into such brokerage accounts and to such brokers as the Adviser deems desirable or appropriate. The Adviser has delivered to Manager a copy of its Disclosure Document, as amended, dated June 15, 2000, on file with the Commodity Futures Trading Commission. Manager hereby acknowledges receipt of such copy



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      IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of the day and year first above written.

                        PRUDENTIAL INVESTMENTS FUND MANAGEMENT LLC


                        By________________________________
                           Name:
                           Title:



                        PACIFIC INVESTMENT MANAGEMENT COMPANY LLC


                        By________________________________
                           Name:
                           Title:






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